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                                  EXHIBIT 11.2

                             QUANTUM MAGNETICS, INC.
           STATEMENT REGARDING CALCULATION OF NET LOSS PER SHARE(1)(2)
                      (In thousands, except per share data)


                                        Year Ended          Nine Months Ended
                                       September 30,            June 30,
                                   ---------------------   --------------------
                                      1995       1996        1996       1997
                                   ---------   ---------   ---------  ---------

 Net loss                          $ (1,275)   $ (2,813)   $ (1,989)  $ (1,035)
                                   ---------   ---------   ---------  ---------
                                   ---------   ---------   ---------  ---------

 Weighted average shares
 outstanding:
      Common Stock                    2,332       2,826       2,815      3,308
                                   ---------   ---------   ---------  ---------
                                   ---------   ---------   ---------  ---------

 Net loss per share                $  (0.55)   $  (1.00)   $  (0.71)  $  (0.31)
                                   ---------   ---------   ---------  ---------
                                   ---------   ---------   ---------  ---------

__________________________

(1) This exhibit should be read in conjunction with Note 3 of Notes of Consolidated Financial Statements of Quantum.

(2) Common stock equivalents have been omitted from the calculation due to their anti-dilutive effect upon net loss per share.